SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                             Commission File Number 33-55254-10
                                             Cusip Number:  26205U 10 1

                           NOTIFICATION OF LATE FILING


Check One): [X] Form 10-K [_] Form 11-K [_] Form 20-F
            [_] Form 10-Q [_] Form N-SAR

 For the period Ended:  April 30, 2005

     [_] Transition Report on Form 10-K

     [_] Transition Report on Form 20-F

     [_] Transition Report on Form 11-K

     [_] Transition Report on Form 10-Q

     [_] Transition Report on Form N-SAR

          For the Transition Period Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                            Drinks Americas Holdings, Ltd.
--------------------------------------------------------------------------------

                            Full Name of Registrant

                            Gourmet Group, Inc.
--------------------------------------------------------------------------------

                            Former Name if Applicable

                            372 Danbury Road, Suite 163
--------------------------------------------------------------------------------

            Address of Principal Executive Office (Street and Number)

                            Wilton, CT 06897
--------------------------------------------------------------------------------

                          City, State and Zip Code

                                   PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
 [x] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                   PART III
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

        1 The Company's Annual Report on Form 10-KSB for the year ended April 30, 2005 cannot be filed with the Securities and Exchange Commission on a timely basis without unreasonable effort or expense due to complex accounting issues, and the occurrence of a significant subsequent event. The extension of the filing date will enable the Company's independent public accountants to complete their audit of the Company's financial statements. The Company anticipates filing such Annual Report on Form 10-KSB on or before August 12, 2005.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

        Name       J Patrick Kenny, Chief Executive Officer
        Telephone      203-762-7000
     ----------------------------------------------------------

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X]  Yes   [_]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes    [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                      Drinks Americas Holdings, Ltd.
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date 7-28-05                       By /s/ J. Patrick Kenny
    -------------------            ------------------------------------
                                   J. Patrick Kenny
                                   Chief Executive Officer


          INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                               ATTENTION

      Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).